Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the use of our reports dated February 22, 2016, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings and comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 8, 2016